Exhibit 99.1

CRIMSON WINE GROUP NAMES ADAM HOWELL
CHIEF FINANCIAL OFFICER

Napa, Calif. (December 4, 2023) -- Crimson Wine Group (OTCQB: CWGL) today announced it has named Adam D. Howell as Chief Financial Officer. Howell will become a member of Crimson’s executive team and will report directly to Jennifer Locke, Chief Executive Officer.

Howell most recently served as Senior Vice President, Finance and Accounting, for the Duckhorn Portfolio, Inc., a New York Stock Exchange-listed wine company that he joined in 2018. Over the last few years, Howell has held key roles in areas including corporate finance, M&A, financial reporting, and tax. Earlier in his career, Howell worked for Deloitte as an external auditor and for Ernst & Young’s financial accounting advisory practice.

“Adam brings to Crimson deep experience in the wine sector, as well as in the public company marketplace,” said Locke. “He is a disciplined, strategic thinker with an impressive background, having designed and implemented SEC financial reporting processes both pre- and post-IPO, managed tax and treasury functions, and led diligence and modeling to evaluate external growth opportunities. Adam is a proven leader and team builder, and we welcome him to the Crimson family.”

“I have long admired and respected Crimson’s impressive collection of brands, its culture of sustainability, and the team’s commitment to making quality wine with a sense of place,” Howell added. “I am thrilled to be joining the Crimson team and look forward to contributing to the Company’s next stage of growth and development.”

A Certified Public Accountant, Howell will be joining the company December 12, 2023.

About Crimson Wine Group

Crimson Wine Group owns and operates a collection of luxury wine brands from seven estate-based, boutique wineries located in the finest winegrowing regions of California, Oregon and Washington. Established in 1991, the Company assembled a portfolio of highly acclaimed producers, including Pine Ridge Vineyards (Napa, CA), Seghesio Family Vineyards (Healdsburg, CA), Chamisal Vineyards & Malene Winery (San Luis Obispo, CA), Archery Summit (Willamette Valley, OR), Seven Hills Winery (Walla Walla, WA), and Double Canyon (Horse Heaven Hills, WA). All wines are sold in the Direct to Consumer and Wholesale distribution channels in the United States and in 30 export countries. Crimson Wine Group is a member of the International Wineries for Climate Action (IWCA) initiative, along with 25 other global wineries, committed to achieving carbon neutrality by 2050. To learn more, please visit www.crimsonwinegroup.com.

Media and Investors, contact:

Roger Pondel
PondelWilkinson Inc.
rpondel@pondel.com
310-279-5965